Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made, entered into, and effective this 31st day of December, 2007 (the “Effective Date”) between Green Bankshares, Inc. ( the “Company”) and R. Stan Puckett (“Puckett”).

RECITALS
EMPLOYMENT

A.	The Company is a Tennessee corporation and serves as the bank holding company for GreenBank.

B.	Puckett is willing and desires to accept or continue employment on the terms, covenants, and conditions set forth below.

THEREFORE, in consideration of the parties’ mutual covenants and promises, all of which the parties acknowledge are sufficient to support this Agreement,  the Company and Puckett agree as follows:

1.                                       Employment. The Company employs Puckett and Puckett accepts such employment with the Company, subject to the terms and conditions of this Agreement. Puckett will be employed as Chairman and Chief Executive Officer for the Company and will perform all duties and services incident to such position and such other duties and services as delegated to Puckett by the Board of Directors. Puckett’s employment shall be at-will and may be terminated by either party with or without cause, subject to the terms and conditions of this Agreement.

2.                                       Term of Agreement. The initial term of this Agreement shall commence on the Effective Date and continue through December 31, 2010, subject, however, to prior termination and the survival of certain covenants as provided in this Agreement. Additionally, on the expiration of the initial term or any subsequent renewal term, this Agreement shall be automatically renewed and extended for successive periods of three (3) years each, unless either party notifies the other of a termination at least ninety (90) days prior to the end of the then current term.

3.                        Compensation and Benefits.

A.

Salary. The Company will pay Puckett, and Puckett agrees to accept from the Company in payment for Puckett’s services under this Agreement, an initial salary of $278,250.00 per year, payable in accordance with the the Company’s normal payroll practices with such employment taxes and other customary withholdings as required with respect to compensation paid by a corporation to an employee. The salary set forth in this Section is subject to the discretion of the Board of Directors and may be modified from time to time by the Board of Directors, but shall not be reduced below the initial level specified in this Agreement.

B.

Bonus. In addition to Puckett’s salary, Puckett will be eligible for an annual bonus to be paid at the discretion of the Board of Directors based on the Board of Directors’ assessment of various performance measures, including, but not limited to, the Company’s return on assets, return on equity, and net income. Puckett shall have the option to take all or a portion of the bonus in restricted stock. Any bonus paid under this Section shall be paid no later than March 15 of the year following the year in which the bonus is earned.

C.

Director’s Fees. In addition to his compensation as Chief Executive Officer, Puckett shall also receive director’s fees for his service on the Company’s Board of Directors. Such fees and service on the Company’s Board of Directors will be subject to the discretion of the Board of Directors in accordance with its legal authority and the Company’s bylaws and other governing documents.

D.

Life Insurance. The Company will provide Puckett with a tem life insurance policy with $500,000 worth of coverage, payable to a beneficiary designated by Puckett. The provision of life insurance pursuant to this Agreement is subject to Puckett’s insurability and the terms of the applicable life insurance policy

E.

Benefits. During his employment with the Company, Puckett shall have the right to participate in any and all employee benefit programs maintained by the Company for its employees, subject to the terms and conditions of such programs. Such employee benefit programs may include, without limitation, medical benefits, health insurance coverage, Executive Bonus Plan, incentive stock option plan, profit sharing plan, qualified salary deferral plan, educational benefits plan and/or pension plan. The Company may modify or terminate such programs from time to time.

4.                                       Expenses. The Company agrees that it will reimburse Puckett in accordance with the terms of its policies and procedures for any and all necessary, customary, and usual expenses incurred by Puckett in the course of his employment with the Company.

5.                                       Vacation and Holidays. Beginning January 1, 2008, Puckett shall be allowed to take up to four (4) weeks of paid vacation each calendar year. Unused vacation time may not be carried forward from year to year. Any Legal holidays on which the the Company is closed shall not count as paid vacation time. Puckett shall schedule his vacation such that he is absent from his duties for an uninterrupted period of not less than one week each year.

6.                                       Puckett’s Devotion to Business. Puckett shall devote his entire professional and business-related time and energy to performing his duties faithfully under this Agreement and shall hold no other paying job. Puckett agrees he will not engage in any other activity that has an adverse impact on the fulfillment of his obligations under this Agreement or that takes any business opportunity away from the Company.

7.                                       Option to Terminate Contract for Permanent Disability of Puckett. Notwithstanding anything in this Agreement to the contrary, the Company has the option to terminate this Agreement in the event that, during the term of this Agreement, Puckett becomes permanently disabled as the term “permanently disabled” is defined in this section. The Company may exercise such option by giving written notice to Puckett of its intention to terminate this Agreement pursuant to this section. After the Company gives such notice, this Agreement and the term of this Agreement shall cease and come to an end on the last day of the month in which the notice isdelivered with the same force and effect as if such last day of the month were originally set forth as the Agreement’s termination date. For the purposes of this Agreement, Puckett shall be deemed to be permanently disabled if, because of ill health, physical or mental disability, or for other causes beyond his control, he has failed to perform his duties under this Agreement for thirteen (13) consecutive weeks, or if he has failed to perform his duties for a total period of one hundred (100) days, either consecutive or not, during any twelve-month period. Within ten (10) business days of termination, the Company shall pay to Puckett a sum equal to one month of his then current salary, plus an amount equal to the last annual bonus paid to him should Puckett’s disability occur before any annual bonus is paid under this Agreement. Nothing in this section, however, should be construed as inconsistent with, or relieve any obligation that the Company may have under, the Americans with Disabilities Act or similar state or local law.

8.                                       Termination.

A. Termination for Cause. The Company shall have the right at any time to terminate Puckett’s employment and this Agreement immediately for cause, which shall include any of the following reasons:

(i)	At the option of the Company, at any time after Puckett shall suffer a permanent disability as defined in Section 7 above, subject, however, to the terms of Section 7;

(ii)	Upon the death of Puckett;

(iii)	In the event that the Puckett breaches this Agreement in any material way and fails to cure such breach within ten (10) days of receiving written notice from the Company regarding such breach;

(iv)

In the event that Puckett fails to perform his duties in a manner that the Company requires so long as the Company has given Puckett written notice of his failure to perform his duties and provided him with at least thirty (30) days to improve performance to an acceptable level;

(v)	In the event that Puckett commits an act of gross negligence that causes harm to the Company;

(vi)	In the event that Puckett is convicted of, or pleads guilty (including a plea of nole contendere) to, a criminal act which is a felony or which is a misdemeanor involving moral turpitude;

(vii)	Excessive absenteeism; and

(viii)	Any misrepresentation or breach of the covenants and warranties contained in this agreement.

In the event the Company terminates Puckett’s employment for cause in accordance with this Agreement, the Company shall have no further obligations to pay Puckett except his accrued and unpaid salary through the termination date. Puckett shallnot be entitled to receive payment for any accrued vacation time or any unpaid bonus, or any deferred compensation benefits in the event that the Company terminates Puckett’s employment for cause in accordance with this Agreement.

B.                  Termination Without Cause. The Company shall have the right at any time to terminate Puckett’s employment and this Agreement without cause during the term of this Agreement. Puckett shall have the right to terminate his employment by giving the Company sixty (60) days prior written notice. In the event Puckett terminates his employment by giving such prior written notice, the Company shall have no further obligation to pay Puckett except his accrued and unpaid salary through the termination date and Puckett shall not be entitled to receive payment for any accrued vacation time or any unpaid bonus. In the event the Company terminates Puckett’s employment without cause, the Company shall have no further obligations to pay Puckett except for a lump sum payment equal to one year of salary plus an amount that is the average of the previous two years bonus. All payments under this section shall be made no earlier than six (6) months following the date of termination.

9.                   Termination After Change in Control. If within eighteen (18) months following a Change in Control, as defined in this Agreement, the Company or its successor terminates Puckett’s employment Without Cause or if Puckett voluntarily resigns following a change in position, a reduction in title, or a significant reduction in the duties which he is to perform for the Company or its successor, then Company or its successor shall pay the Change in Control Benefit described in Section 9(B) below.

A.                                        Definition of Change in Control. The term Change in Control shall mean the Effective Date of a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as provided under Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and any Internal Revenue Service guidance and regulations issued in connection with Section 409A of the Internal Revenue Code of 1986, as amended.

B.                                          Change in Control Benefit. The term Change in Control Benefit shall mean a lump sum payment equal to 2.99 times Puckett’s annual base salary and bonus for the year immediately preceding termination. The Change in Control Benefit payment shall be made no earlier than six (6) months following the date of termination. The Change in Control Benefit shall be in lieu of any payments under Section 8(B) above. If the Change in Control Benefit would create an excise tax under the excess parachute rules of Section 4999 of the Internal Revenue Code, the Company shall pay to Puckett the amount of such excise tax and all federal and state income or other taxes with respect to any such additional amount (the “Gross-Up”). If Puckett incurs any additional tax liability as a result of any Gross-Up payments under this Section, the Company shall provide an additional payment to Puckett to offset any such tax liability.

10.                                 Return of Property. Upon termination of employment for any reason, Puckett shall promptly return the Company’s property, including, but not limited to, all documents, financial records, customer records, or business records of any type, including electronically stored records, that are related in any manner to the past, present, or anticipated business of the Company, and any information of a confidential or proprietary nature.

11.                                 Dispute Resolution. Except as provided in this Section 11, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, including a claim for indemnification under Section 12, shall be resolved either as provided by applicable law, or, at the option of either party, by impartial binding arbitration. In the event that either the Company or Puckett demands arbitration, Puckett and the Company agree that such arbitration shall be the exclusive, final and binding forum for the ultimate resolution of such claims, subject to any rights of appeal that either party may have under the Federal Arbitration Act and/or under applicable state law dealing with the review of arbitration decisions.

(a)                                       Arbitration. Arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $1,000,000, then the arbitration shall be heard and determined by three (3) arbitrators. If three (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator. If any party fails or refuses to appoint an arbitrator, the arbitration shall proceed with one (1) arbitrator.

(b)                                      Demand for Arbitration. In the event that Puckett or the Company initially elects to file suit in any court, the other party will have 60 days from the date that it is formally served with a summons and a copy of the suit to notify the party filing the suit of the non-filing party’s demand for arbitration. In that case, the suit must be dismissed by consent of the parties or by the court on motion, and arbitration commenced with the arbitrators. In situations where suit has not been filed, either Puckett or the Company may initiate arbitration by serving a written demand for arbitration upon the other party. Such a demand must be served within twelve months of the events giving rise to the dispute. Any claim that is not timely made will be deemed waived.

(c)                                       Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(i)

The arbitration proceedings shall be held in the Knox County, Tennessee, area, and at a site chosen by mutual agreement of the parties. If the parties cannot reach agreement on a location within thirty (30) days of the appointment of the last arbitrator, then at a site chosen by the arbitrators;

(ii)	The arbitrators shall be and remain at all times wholly independent and impartial;

(iii)	The arbitration proceedings shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association, as amended from time to time;

(iv)

Any procedural issues not determined under the arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

(v)	The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrators;

(vi)             The arbitrators may grant any remedy or relief that would have been available to the parties had the matter been heard in court;

(vii)           The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law, be charged against the party resisting such enforcement;

(viii)         The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and

(ix)                                Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(d)               Acknowledgment of Parties. The Company and Puckett understand and acknowledge that this Agreement means that neither can pursue an action against the other in a court of law regarding any employment dispute, except for claims involving workers’ compensation benefits or unemployment benefits, and except as set forth elsewhere in this Agreement, in the event that either party notifies the other of its demand for arbitration under this Agreement. The Company and Puckett understand and agree that this Section 11, concerning arbitration, shall not include any controversies or claims related to any agreements or provisions (including provisions in this Agreement) respecting confidentiality, proprietary information, non-competition, non-solicitation, trade secrets, or breaches of fiduciary obligations by Puckett, which shall not be subject to arbitration.

(e)                Consultation. Puckett has been advised of his right to consult with an attorney prior to entering into this Agreement.

12.                                 Indemnification. Puckett shall be indemnified and held harmless from any and all claims, damages and losses of whatsoever kind, including without limitation court costs and reasonable attorneys fees through appeal, resulting from any and all legal actions when he is either a party, witness or a participant brought against the Company, its subsidiary companies, Puckett, another employee or director of the the Company, or any other third party when such action relates to or arises from Puckett’s employment with the Company or this Agreement. Puckett will also be protected through any indemnity, insurance or other similar programs that cover the outside Board members or other employees of the Company.

13.                                 Warranties and Representations. To induce the Company to enter into this Agreement, Puckett warrants and represents to the Company that he is not under any obligation, contractual or otherwise, that would prohibit or contravene in any way his acceptance of employment or continued employment with the Company and the performance of his obligations under this Agreement.

14.                                 Contract Terms To Be Exclusive. This Agreement contains the sole and entire agreement between the parties and shall supersede any and all other agreements between the parties with respect to the subject matter of this Agreement. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this Agreement or any representations including the execution and delivery of this Agreement except such representations as are specifically set forth in this Agreement.

15.                                 Waiver or Modification Ineffective Unless in Writing. No waiver or modification of this Agreement or of any covenant, condition, or limitation contained in this Agreement shall be valid unless in writing and duly executed by the party to be charged with it, and that no evidence of any waiver or modification shall be offered or received in evidence in any proceeding or litigation between the parties unless such waiver or modification is in writing and duly executed. The parties agree that the provisions of this Section may not be waived except as set forth in this Section.

16.               Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Tennessee, without applying the conflict of laws rules of such state. In addition, the parties consent to the jurisdiction of the State of Tennessee for any lawsuit arising under this Agreement. The parties also agree that the venue for any lawsuit arising under this Agreement shall be in Greene County, Tennessee.

17.                                 Waiver of Breach. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement, shall not be deemed a waiver of such terms, covenants, or conditions, nor shall any waiver or relinquishment of such right or power hereunder at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

18.                                 Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way effect the validity or enforceability of any other provision. Furthermore, to the extent this Agreement is inconsistent with federal or state law, this Agreement shall be deemed amended to the extent necessary to make it consistent and in compliance with such laws.

19.                                 Binding Effect or Successors/Assignability. The Company reserves the right to assign this Agreement to its successors and assigns. Puckett may not assign this Agreement.

20.               Free Will. The undersigned parties have read and understood the foregoing provisions and are entering this Agreement on their own free will.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day of the year first above written.

GREEN BANKSHARES, INC.

By:	/s/ Terry Leaonard
Title:	Chairman of Commensation Commttiee

/s/R. Stan Puckett
R. Stan Puckett